Exhibit 10.11
RESTRICTED STOCK AWARD GRANT NOTICE
     Pursuant to the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”), Allergan, Inc. (the “Company”) hereby grants to the employee listed below (“Participant”) the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), set forth below (the “Shares”). This Restricted Stock award is subject to all of the terms and conditions set forth herein, in the Terms and Conditions attached hereto as Exhibit A (the “Restricted Stock Terms”) and in the Plan, each of which is incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Award Grant Notice (the “Grant Notice”).

Participant:

Grant Date:

Total Number of Shares of Restricted Stock:

Vesting Schedule:	[To be specified in individual award agreements]

Except as provided in Section 3.3(a) of the Restricted Stock Terms, in no event shall the Forfeiture Restriction (as defined in the Restricted Stock Terms) lapse as to any additional Shares following Participant’s Termination of Employment (as defined in the Restricted Stock Terms).
     All decisions and interpretations of the Administrator arising under the Plan, this Grant Notice or the Restricted Stock Terms or relating to the Shares shall be binding, conclusive and final.
ALLERGAN, INC.

By:

Print Name:

Title:

Address:	2525 Dupont Drive
Irvine, California 92612

Attachments:	Terms and Conditions (Exhibit A)
Allergan, Inc. 2008 Incentive Award Plan (Exhibit B)
Allergan, Inc. 2008 Incentive Award Plan Prospectus (Exhibit C)

EXHIBIT A TO THE RESTRICTED STOCK AWARD GRANT NOTICE
TERMS AND CONDITIONS
May 2008
     Pursuant to the Restricted Stock Award Grant Notice (the “Grant Notice”) to which these Terms and Conditions (the “Terms”) are attached, Allergan, Inc. (the “Company”) granted to the participant (“Participant”) specified on the Grant Notice a restricted stock award under the Allergan, Inc. 2008 Incentive Award Plan (the “Plan”) for the number of shares of the Company’s common stock, par value US$0.01 per share (“Stock”), indicated in the Grant Notice (the “Shares”), subject to the terms and conditions of the Grant Notice, the Terms and the Plan.
I. GENERAL
     1.1 Defined Terms. Wherever the following terms are used herein, they shall have the meanings specified below, unless the context clearly indicates otherwise. Capitalized terms not specifically defined herein shall have the meanings specified in the Grant Notice or, if not defined therein, the Plan.
     “Job Elimination” means Participant’s Termination of Employment by the Company or any Subsidiary under circumstances satisfying each of the following conditions, as determined in the sole and absolute discretion of the Company: (a) Participant’s Termination of Employment results in or is part of a net headcount reduction of one or more employees; (b) Participant is not offered a comparable position with the Company, a subsidiary or a successor entity or an affiliate of the Company or a subsidiary; and (c) the Company provides written notice to Participant prior to his or her Termination of Employment that it has determined Employee’s Termination of Employment is a “job elimination.”
     “Termination of Employment” shall mean the time when the employee-employer relationship between Participant and the Company or any Subsidiary is terminated for any reason, with or without cause, including, without limitation, a termination by resignation, discharge, death, disability or retirement, but excluding terminations where there is a simultaneous reemployment or continuing employment of Participant by the Company or any Subsidiary. The Administrator, in its discretion, shall determine the effect of all matters and questions relating to Participant’s Termination of Employment, including, without limitation, the question of whether such Termination of Employment resulted from a discharge for cause. For purposes of the Terms, Participant’s employee-employer relationship shall be deemed to be terminated in the event that the Subsidiary employing Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off).
     1.2 Incorporation of Terms of Plan. The Shares are subject to the terms and conditions of the Plan, which are incorporated herein by reference.
II. GRANT OF RESTRICTED STOCK
     2.1 Grant of Restricted Stock. In consideration of Participant’s past and/or continued employment with or service to the Company or its Subsidiaries and for other good and valuable consideration, effective as of the grant date specified on the Grant Notice (the “Grant Date”), the Company hereby agrees to issue the Shares to Participant, upon the terms and conditions set forth in the Plan, the Grant Notice and the Terms.

     2.2 Issuance of Shares. The issuance of the Shares under the Terms shall occur at the principal office of the Company simultaneously with the execution of the Grant Notice by the Company or on such other date as the Company and Participant shall agree (the “Issuance Date”). Subject to Section 2.3, the Company shall issue the Shares (which shall be issued in Participant’s name) on the Issuance Date.
     2.3 Conditions to Issuance of Stock Certificates. The Shares, or any portion thereof, may be either previously authorized but unissued shares or issued shares which have then been reacquired by the Company. Such Shares shall be fully paid and nonassessable. The Company shall not be required to issue or deliver any Shares prior to fulfillment of all of the following conditions:
          (a) The admission of such Shares to listing on all stock exchanges on which such Stock is then listed;
          (b) The completion of any registration or other qualification of such shares under any state or federal law or under rulings or regulations of the Securities and Exchange Commission or of any other governmental regulatory body, which the Administrator shall, in its sole and absolute discretion, deem necessary or advisable;
          (c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its sole and absolute discretion, determine to be necessary or advisable;
          (d) The lapse of such reasonable period of time following the Issuance Date as the Administrator may from time to time establish for reasons of administrative convenience; and
          (e) The receipt by the Company of full payment for such shares, including payment of all amounts which, under federal, state or local tax law, the Company (or other Subsidiary) is required to withhold upon issuance of such Shares.
     2.4 Rights as Stockholder. Except as otherwise provided in Section 3.6 or elsewhere in the Terms, upon issuance of the Shares, Participant shall have all the rights of a stockholder with respect to the Shares, including the right to vote the Shares and to receive all dividends or other distributions paid or made with respect to the Shares.
     2.5 Escrow. Until the Forfeiture Restriction (as defined in Section 3.1) and all of the restrictions on transfer imposed pursuant to the Terms lapse or are removed, the Administrator may require the certificate(s) representing the Unreleased Shares (as defined in Section 3.4) to be deposited with the Secretary of the Company, or such other escrow holder as the Administrator may appoint, as Participant’s attorney-in-fact to sell, assign and transfer unto the Company, such Unreleased Shares, if any, forfeited pursuant to Section 3.1.
III. RESTRICTIONS ON SHARES
     3.1 Forfeiture Restriction. Subject to the provisions of Section 3.2 and Section 3.3, upon Participant’s Termination of Employment for any or no reason, all of the Unreleased Shares shall thereupon be forfeited immediately and without any further action by the Company; provided, however, that if Participant’s Termination of Employment occurs by reason of Participant’s Job Elimination, all of the Unreleased Shares (after giving effect to any accelerated vesting that may occur pursuant to Section 3.3(a) following Participant’s Termination of Employment) shall be forfeited at such time as Participant may no longer become entitled to receive any accelerated vesting under Section 3.3(a) (the “Forfeiture

Restriction”). Upon the occurrence of such a forfeiture, the Company shall become the legal and beneficial owner of the Shares being forfeited and all rights and interests therein or relating thereto, and the Company shall have the right to retain and transfer to its own name the number of Shares being forfeited by Participant. In the event any of the Unreleased Shares are forfeited under this Section 3.1, any cash, cash equivalents, assets or securities received by or distributed to Participant with respect to, in exchange for or in substitution of such Shares and held by the escrow agent pursuant to Section 2.5 and Section 3.6 shall be promptly transferred by the escrow agent to the Company.
     3.2 Release of Shares from Forfeiture Restriction. The Shares shall be released from the Forfeiture Restriction as indicated in the Grant Notice and Section 3.3 below. Any of the Shares released from the Forfeiture Restriction shall thereupon be released from the restrictions on transfer under Section 3.5. In the event any of the Shares are released from the Forfeiture Restriction, any dividends or other distributions paid on such Shares and held by the escrow agent pursuant to Section 2.5 and Section 3.6 shall be promptly paid by the escrow agent to Participant.
     3.3 Accelerated Vesting. Notwithstanding anything to the contrary in Section 3.2 or the Grant Notice, the Shares shall be released from the Forfeiture Restriction on an accelerated basis under the following circumstances:
          (a) if Participant’s Termination of Employment occurs by reason of Participant’s Job Elimination and, prior to the expiration of 55 days following the date of Participant’s termination of Employment or such earlier date as may be specified by the Company, Participant executes and delivers, and does not revoke, a general waiver and release of all claims against the Company and its subsidiaries and the employees, directors, agents and affiliates of the Company and its subsidiaries, in a form acceptable to the Company in its sole and absolute discretion, then the Shares shall be released from the Forfeiture Restriction upon the date such general waiver and release of all claims becomes effective and irrevocable, equal to the total number of Shares specified in the Grant Notice, as adjusted pursuant to Section 11.1 of the Plan, multiplied by a fraction, the numerator of which is the number of months from the Grant Date until the date of Participant’s Termination of Employment, and the denominator of which is the number of months during the vesting schedule set forth in the Grant Notice (i.e., the number of months from the Grant Date until the date the Shares otherwise would be released from the Forfeiture Restriction pursuant to the vesting schedule set forth in the Grant Notice based solely on continued employment);
          (b) if Participant’s Termination of Employment occurs by reason of Participant’s death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)), then the Shares shall be released from the Forfeiture Restriction immediately prior to Participant’s Termination of Employment; and
          (c) if a Change in Control occurs prior to Participant’s Termination of Employment, then the Shares shall be released from the Forfeiture Restriction immediately prior to the occurrence of such Change in Control.
     3.4 Unreleased Shares. Any of the Shares which, from time to time, have not yet been released from the Forfeiture Restriction are referred to herein as “Unreleased Shares.”
     3.5 Restrictions on Transfer.
          (a) Subject to Section 3.5(b), no Unreleased Shares or any dividends or other distributions thereon or any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of Participant or Participant’s successors in interest or shall be subject to sale or other disposition by transfer, alienation, anticipation, pledge, hypothecation, encumbrance, assignment or any other means whether such sale or other disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted sale or other disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.
          (b) Notwithstanding any other provision of the Terms, with the consent of the Administrator, the Unreleased Shares may be transferred to one or more “Permitted Transferees” (as defined below), subject to the following terms and conditions:
          (i) the Unreleased Shares shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution;
          (ii) the Unreleased Shares shall continue to be subject to all the terms and conditions of the Plan and the Terms, as amended from time to time, as applicable to Participant (other than the ability to further transfer the Unreleased Shares); and
          (iii) Participant and the Permitted Transferee execute any and all documents requested by the Company, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws, and (C) evidence the transfer.
“Permitted Transferee” means, with respect to Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing Participant’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, any other entity in which these persons (or Participant) own more than 50% of the voting interests, or any other transferee specifically approved by the Administrator.
     3.6 Restrictions on Distributions, etc. In the event of any dividend or other distribution (whether in the form of cash, Stock, other securities or other property, but excluding money paid as a regular cash dividend), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Stock or other securities of the Company, issuance of warrants or other rights to purchase Stock or other securities of the Company, or other similar corporate transaction or event that affects the Stock, then any new or additional or different shares or securities or property (including cash) which is paid, issued, exchanged or distributed in respect of Shares then subject to the Forfeiture Restriction shall be subject to the Forfeiture Restriction and the restrictions on transfer set forth in Section 3.5 and shall be considered to be Unreleased Shares, until such restrictions on the underlying Shares lapse or are removed pursuant to the Terms (or, if such Shares are no longer outstanding, until such time as such Shares would have been released from the Forfeiture Restriction pursuant to the Terms). The Administrator may require any new or additional or different shares or securities or property (including cash) considered to be Unreleased Shares pursuant to this Section 3.6 to be deposited with the Secretary of the Company, or such other escrow holder as the Administrator may appoint, as Participant’s attorney-in-fact to sell, assign and transfer unto the Company, such new or additional or different shares or securities or property (including cash) considered to be Unreleased Shares pursuant to this Section 3.6, if any, forfeited pursuant to Section 3.1. Notwithstanding the foregoing, nothing herein shall limit the ability of the Administrator to adjust Unreleased Shares or make other adjustments to the terms and conditions of the Terms in accordance with the provisions of Section 11.1 of the Plan.

IV. OTHER PROVISIONS
     4.1 Administration. The Administrator shall have the power to interpret the Plan and the Terms and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Administrator in good faith shall be binding, conclusive and final upon Participant, the Company and all other interested persons. No member of the Administrator shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Terms or the Shares.
     4.2 Taxes.
          (a) Notwithstanding anything to the contrary in the Terms, the Company shall be entitled to require payment to the Company or any of its Subsidiaries of any sums required by federal, state, local or foreign tax law to be withheld with respect to the issuance of the Shares or any other taxable event related to the Shares. The Company may permit Participant to make such payment in one or more of the forms specified below:
          (i) by cash or check made payable to the Company;
          (ii) by the deduction of such amount from other compensation payable to Participant;
          (iii) tendering vested shares of Stock having a then current Fair Market Value not exceeding the amount necessary to satisfy the withholding obligation of the Company and its Subsidiaries based on the minimum applicable statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes; or
          (iv) in any combination of the foregoing.
          (b) In the event Participant fails to provide timely payment of all sums required pursuant to Section 4.2(a), the Company (or other employer) shall have the right and option, but not the obligation, to treat such failure as an election by Participant to satisfy all or any portion of Participant’s required payment obligation pursuant to Section 4.2(a)(ii) or Section 4.2(a)(iii) above, or any combination of the foregoing as the Company may determine to be appropriate, subject to compliance with all applicable legal requirements. The Company shall not be obligated to deliver any certificate evidencing the Shares to Participant or his legal representative unless and until Participant or his legal representative shall have paid or otherwise satisfied in full the amount of all federal, state, local and foreign taxes applicable with respect to the taxable income of Participant resulting from the lapse of any restrictions (including the Forfeiture Restriction) on the Shares or any other taxable event related to the Shares.
          (c) Participant has reviewed with Participant’s own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by the Grant Notice and the Terms. Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by the Terms. Participant understands that Participant will recognize ordinary income for federal income tax purposes under Section 83 of the Code as the restrictions applicable to the Unreleased Shares lapse. In this context, “restriction” includes the Forfeiture Restriction. Participant understands that Participant may elect to be taxed for federal income tax purposes at the time the Shares are issued rather than as and when the Forfeiture Restriction lapses by filing an election under Section 83(b) of the Code with the Internal Revenue Service no later than 30 days following the date of purchase.

     PARTICIPANT ACKNOWLEDGES THAT IT IS PARTICIPANT’S SOLE RESPONSIBILITY AND NOT THE COMPANY’S TO TIMELY FILE THE ELECTION UNDER SECTION 83(b), EVEN IF PARTICIPANT REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON PARTICIPANT’S BEHALF.
     4.3 Restrictive Legends and Stop-Transfer Orders.
          (a) In order to enforce the Forfeiture Restriction and the other restrictions set forth in the Plan and the Terms, the Administrator may cause one or more legends referencing the Forfeiture Restriction and other restrictions, and any other legend(s) that may be required by applicable federal, state or foreign securities laws, to be placed on the certificate(s) evidencing the Shares.
          (b) Participant agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.
          (c) The Company shall not be required: (i) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of the Terms, or (ii) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such shares shall have been so transferred.
     4.4 No Employment Rights. Nothing in the Plan or the Terms shall confer upon Participant any right to continue in the employ or service of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate Participant’s employment or services at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between the Company or a Subsidiary and Participant.
     4.5 Notices. All notices or other communications required or permitted hereunder shall be in writing, and shall be deemed duly given only when delivered in person or when sent by certified mail (return receipt requested) and deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, addressed as follows:

If to the Company:	Allergan, Inc.
Attention: General Counsel
2525 Dupont Drive
Irvine, California 92612

If to Participant:	To Participant’s most recent address then on file in the Company’s personnel records.
By a notice given pursuant to this Section 4.5, either party may thereafter designate a different address for notices to be given to that party.
     4.6 Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Terms.

     4.7 Governing Law; Severability. The Terms shall be administered, interpreted and enforced under the laws of the State of Delaware, without regard to conflicts of law principles thereof. Should any provision of the Terms be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.
     4.8 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, and state and foreign securities laws and regulations. Notwithstanding anything herein to the contrary, the Plan shall be administered, and the Shares are to be issued, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the Plan and the Terms shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.
     4.9 Amendments. To the extent permitted by the Plan, the Terms may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Administrator; provided, that, except as may otherwise be provided by the Plan, no termination, amendment, or modification of the Terms shall adversely affect the Shares in any material way without Participant’s prior written consent. The Terms may not be modified, suspended or terminated except by an instrument in writing signed by a duly authorized representative of the Company and, if Participant’s consent is required, by Participant.
     4.10 Successors and Assigns. The Company may assign any of its rights under the Terms to single or multiple assignees, and the Terms shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth in Section 3.5, the Terms shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.
     4.11 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan or the Terms, if Participant is subject to Section 16 of the Exchange Act, the Plan, the Shares and the Terms shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Terms shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.
     4.12 Entire Agreement. The Plan and the Terms constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof.

EXHIBIT B TO THE RESTRICTED STOCK AWARD GRANT NOTICE
ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN

EXHIBIT C TO THE RESTRICTED STOCK AWARD GRANT NOTICE
ALLERGAN, INC. 2008 INCENTIVE AWARD PLAN PROSPECTUS